EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the use in the Application for Approval of a Minority Stock Issuance by a Stock Holding Company Subsidiary of a Mutual Holding Company on Form MHC-2 Amendment No. 2, of Sound Financial, Inc., filed with the Office of Thrift Supervision, and in the Registration Statement on Form SB-2 Amendment No. 2, of Sound Financial, Inc. and Sound Community Bank 401(k) Profit Sharing Plan, filed with the Securities and Exchange Commission, of our report dated September 19, 2007 on the consolidated financial statements of Sound Community Bank and Subsidiary appearing in the prospectus that is part of that Application and Registration Statement. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement on Form MHC-2 Amendment No. 2 and Form SB-2 Amendment No. 2.

/s/ Moss Adams LLP

Everett, Washington
November 9, 2007